Exhibit 16.1

June 12, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Trailblazer Merger Corporation I under Item 4.01 of its Form 8-K dated June 10, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Trailblazer Merger Corporation I contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp